                                                                    Exhibit 10.2





                            STOCK PURCHASE AGREEMENT



                                  by and among


                             Brokat Infosystems AG,

                    Transaction Software Technologies, Inc.,

                                       and

                               The Shareholders of
                     Transaction Software Technologies, Inc

                                TABLE OF CONTENTS


I. DEFINITIONS................................................................................................- 1 -

II. PURCHASE AND SALE OF SHARES...............................................................................- 6 -
         A.       Basic Transaction...........................................................................- 6 -
         B.       Payments to the Shareholders................................................................- 6 -
         C.       The Closing.................................................................................- 7 -
         D.       Deliveries at Closing.......................................................................- 7 -

III. REPRESENTATIONS AND WARRANTIES
         CONCERNING THE TRANSACTION...........................................................................- 8 -
         A. Representations and Warranties of the Shareholders
                   ...........................................................................................- 8 -
                  1. Authorization of Transaction.............................................................- 8 -
                  2. Non-contravention........................................................................- 8 -
                  3. Good Title...............................................................................- 8 -
                  4. Brokers' Fees............................................................................- 9 -
                  5. Capitalization...........................................................................- 9 -
         B. Representations and Warranties of Brokat.........................................................- 10 -
                  1. Authorization of Transaction............................................................- 10 -
                  2. Non-contravention.......................................................................- 10 -

IV. REPRESENTATIONS AND WARRANTIES
         CONCERNING TST AND ITS SUBSIDIARIES.................................................................- 11 -
         A. Shareholders and TST.............................................................................- 11 -
                  1. Organization, Qualification, and
                     Corporate Power.........................................................................- 11 -
                  2. Events Subsequent to the Most Recent
                     Fiscal Year End.........................................................................- 11 -
                  3. Undisclosed Liabilities.................................................................- 13 -
                  4. Intellectual Property...................................................................- 13 -
                  5. Certain Business Relationships With
                     TST and Its Subsidiaries................................................................- 15 -
                  6. Tax Matters.............................................................................- 16 -
                  7. Disclosure..............................................................................- 16 -
         B. TST.  ...........................................................................................- 16 -
                  1. Non-contravention.......................................................................- 16 -
                  2. Title to Assets.........................................................................- 17 -
                  3. Subsidiaries............................................................................- 17 -
                  4. Financial Statements....................................................................- 18 -
                  5. Legal Compliance........................................................................- 18 -
                  6. Tax Matters.............................................................................- 18 -
                  7. Tangible Assets.........................................................................- 20 -
                  8. Contracts...............................................................................- 20 -
                  9. Notes and Accounts Receivable...........................................................- 21 -
                  10. Powers of Attorney.....................................................................- 22 -
                  11. Insurance..............................................................................- 22 -
                  12. Litigation.............................................................................- 23 -
                  13. Product Warranty.......................................................................- 23 -
                  14. Product Liability......................................................................- 23 -




                                      - a -

                  15. Employees..............................................................................- 23 -
                  16. Year 2000..............................................................................- 24 -
                  17. Employee Benefits......................................................................- 24 -
                  18. Guaranties.............................................................................- 27 -
                  19. Environment, Health, and Safety Matters................................................- 27 -
                  20. Disclosure.............................................................................- 28 -

V. Pre-Closing Covenants.....................................................................................- 28 -
         A. General..........................................................................................- 29 -
         B. Notices and Consents.............................................................................- 29 -
         C. Operation of Business............................................................................- 29 -
         D. Preservation of Business.........................................................................- 29 -
         E. Full Access......................................................................................- 30 -
         F. Notice of Developments...........................................................................- 30 -
         G. Exclusivity......................................................................................- 30 -
         H. Confidentiality..................................................................................- 31 -
         I. Confidentiality Agreements.......................................................................- 31 -
         J. MASI Fee.........................................................................................- 31 -

VI. Post-Closing Covenants...................................................................................- 31 -
         A. General..........................................................................................- 32 -
         B. Covenant Not to Compete..........................................................................- 33 -

VII. Conditions to Obligation to Close.......................................................................- 34 -
         A. Conditions to Obligation of Brokat...............................................................- 34 -
         B. Conditions to Obligation of the Shareholders
            and TST..........................................................................................- 35 -

VIII. Remedies for Breaches of This Agreement................................................................- 36 -
         A. Survival of Representations and Warranties.......................................................- 36 -
         B. Indemnification Provisions for Benefit of Brokat.................................................- 37 -
         C. Matters Involving Third Parties..................................................................- 38 -

IX. Tax Matters..............................................................................................- 39 -
         A. Cooperation......................................................................................- 39 -
         B. Mitigation of Tax Liability......................................................................- 39 -
         C. Code (S)(S)6043..................................................................................- 39 -

X. Termination...............................................................................................- 40 -
         A. Termination of Agreement.........................................................................- 40 -
         B. Effect of Termination............................................................................- 40 -

XI. Miscellaneous............................................................................................- 41 -
         A. Press Releases and Public Announcements..........................................................- 41 -
         B. No Third-Party Beneficiaries.....................................................................- 41 -
         C. Entire Agreement.................................................................................- 41 -
         D. Succession and Assignment........................................................................- 41 -
         E. Counterparts.....................................................................................- 42 -
         F. Headings.........................................................................................- 42 -
         G. Notices..........................................................................................- 42 -
         H. Governing Law and Jurisdiction...................................................................- 43 -




                                      - b -

         I. Amendments and Waivers...........................................................................- 43 -
         J. Severability.....................................................................................- 43 -
         K. Expenses.........................................................................................- 43 -
         L. Construction.....................................................................................- 44 -
         M. Incorporation of Exhibits, Annexes, and Schedules................................................- 44 -






                                      -c-

                            STOCK PURCHASE AGREEMENT


THIS AGREEMENT, made this seventh day of May, 1999, by and among BROKAT INFOSYSTEMS AG, a corporation of Germany ("Brokat"); TRANSACTION SOFTWARE TECHNOLOGIES, INC., a corporation of the State of Georgia, U.S.A. ("TST"); DR. EDWARD J. GAINER III, an individual ("Gainer")(also sometimes referred to in related documents as "Edward Joseph Gainer"); BILL D. DRAKE, an individual ("Drake"); DENNIS M. SATING, an individual ("Sating"); NEIL UNDERWOOD, an individual ("Underwood"), (Gainer, Drake, Sating and Underwood are hereinafter referred to collectively as "Individual Shareholders"; ELIZABETH ANDERSON DWORSCHAK, AS SPECIAL INDEPENDENT TRUSTEE OF THE BILL D. AND ROSEMARY DRAKE CHARITABLE REMAINDER TRUST, DATED APRIL 13, 1999, (the "Drake Trust"); MARGARET ELIZABETH GAINER AND EDWARD J. GAINER IV, AS CO-TRUSTEES OF THE EDWARD JOSEPH GAINER III IRREVOCABLE FAMILY TRUST, DATED APRIL 18, 1999 (the "Gainer Trust"); and EDWARD JOSEPH GAINER AND JAMES A GAINER, AS CO-TRUSTEES OF THE MARGARET ELIZABETH GAINER IRREVOCABLE FAMILY TRUST, DATED APRIL 18, 1999 (The "2/nd/ Gainer Trust") (The Drake Trust, the Gainer Trust and the 2/nd/ Gainer Trust" are hereinafter referred to collectively as the "Trust Shareholders".) The Individual Shareholders and the Trust Shareholders are referred to collectively herein as the "Shareholders", and Brokat, TST and the Shareholders are referred to herein individually as a "Party" or collectively as the "Parties"),

WITNESSETH THAT:

WHEREAS, Brokat wishes to acquire 100% of the issued and outstanding capital stock of TST; and

WHEREAS, The Shareholders own 100% of the issued and outstanding capital stock of TST and are willing to sell the same to Brokat; and

WHEREAS, The parties desire that the Closing (hereinafter defined) of the sale of TST take place, subject to the terms and conditions described herein, on or before May 10, 1999;

NOW THEREFORE, in consideration of the mutual covenants described herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties have agreed as follows:

                                 I. DEFINITIONS

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
(S)1504(a).

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Closing" has the meaning set forth in (S)II.C.,  below.

     "Closing Date" has the meaning set forth in (S)II.C., below.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code (S)4980B.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information without regard to form, which is not commonly known by or available to the public and which information derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use.

     "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA (S)3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA (S)3(1).

     "Environmental, Health, and Safety Requirements" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, and all judicial and administrative orders and determinations, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code (S)414.

     "Fiduciary" has the meaning set forth in ERISA (S)3(21).

     "Financial Statement" has the meaning set forth in (S)IV.F., below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the relevant period.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Indemnifying Party" has the meaning set forth in (S)VIII.B.1., below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, supplier lists, and cost information; (f) customer lists, price lists, and business and marketing plans and proposals; (g)all computer software (including data and related documentation); and (h) all other proprietary rights therein, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge.

     "Letter of Intent" means that certain Letter of Intent dated March 19, 1999, by and among Brokat, TST and the Individual Shareholders.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in (S)IV.G., below.

     "Most Recent Fiscal Month End" has the meaning set forth in (S)IV.B.4., below.

     "Most Recent Fiscal Year End" has the meaning set forth in (S)IV.G., below.

     "Multiemployer Plan" has the meaning set forth in ERISA (S)3(37).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Prohibited Transaction" has the meaning set forth in ERISA (S)406 and Code
(S)4975.

     "Reportable Event" has the meaning set forth in ERISA (S)4043.

     "Representatives" means, collectively, any director(s), officer(s), employee(s), agent(s), consultant(s), attorney(s), accountant(s), representative(s) and adviser(s) of a Party.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Subsidiary(ies)" means TranSoft Services, Inc.,(a Georgia corporation) a wholly-owned subsidiary of TST; and Internet Treasury Services, Inc., (a Georgia corporation) a wholly-owned subsidiary of TST.

     "TST" has the meaning set forth in the preface above.

     "TST Share" means any issued and outstanding share (including treasury stock) of the common capital stock (voting or non-voting) of TST.

     "Third Party Claim" has the meaning set forth in (S)VIII.C., below.



                        II. PURCHASE AND SALE OF SHARES

A.  Basic Transaction

The basic transaction consists of the acquisition by Brokat of 100% of the TST Shares in consideration of the payment by Brokat to the Shareholders of US$ 18,674,000.00 (Eighteen Million Six Hundred Seventy-Four Thousand United States Dollars). TST Shares sold pursuant to this Stock Purchase Agreement will be offered without registration with the U.S. Securities and Exchange Commission or any U.S. State Securities Administrator.

B.  Payments to the Shareholders

1. At Closing, an aggregate amount of $16,874,000.00 (Sixteen Million Eight Hundred Seventy-Four Thousand United States Dollars shall be paid to the order of each of the Shareholders in the following amounts:

     a. Gainer: $5,764,650.81

     b. Drake: $2,271,786.84

     c. Sating: $2,505,793.47

     d. Underwood: $168,710.17

     e. Drake Trust: $3,408,011.71

     f. Gainer Trust: $1,377,523.50

     g. 2nd Gainer Trust: $1,377,523.50

2. Twelve months after Closing, the aggregate amount of $900,000.00 (Nine Hundred Thousand United States Dollars) shall be paid to the order of each of the Shareholders in the following amounts:

     a. Gainer: $307,466.26

     b. Drake: $121,169.14

     c. Sating: $133,650.24

     d. Underwood: $8,998.41

     e. Drake Trust: $181,771.40

     f. Gainer Trust: $73,472.27

     g. 2nd Gainer Trust: $73,472.27



3. Twenty-four months after Closing, the aggregate amount of $900,000.00 (Nine Hundred Thousand United States Dollars) shall be paid to the order of each of the Shareholders in the following amounts:

     a. Gainer: $307,466.26

     b. Drake: $121,169.14

     c. Sating: $133,650.24

     d. Underwood: $8,998.41

     e. Drake Trust: $181,771.40

     f. Gainer Trust: $73,472.27

     g. 2nd Gainer Trust: $73,472.27



C.  The Closing

The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rooks, Pitts & Poust, Chicago, Illinois, commencing at ____.m. local time on May ___, 1999, or such other date as Brokat and the Shareholders may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than May 10, 1999.

D.  Deliveries at Closing

     1. Deliveries of the Shareholders and TST

          At the Closing a) the Shareholders and TST will deliver to Brokat the various certificates, instruments, and documents referred to in
          (S)VII.A., below, and b) each of the Shareholders will deliver to Brokat stock certificates representing all of his TST Shares, endorsed in blank or accompanied by duly executed assignment documents.

     2. Deliveries of Brokat

          At the Closing Brokat will deliver to the Shareholders the various payments (by wire transfer of immediately available funds as instructed by the Shareholders), instruments, and documents referred to in (S)VII.B., below.

                      III. REPRESENTATIONS AND WARRANTIES
                           CONCERNING THE TRANSACTION

A. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Brokat solely for himself (unless otherwise specifically noted to the contrary) that the statements contained in this
(S)III.A. are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
(S)III.A) subject only to the exceptions described in the attached Disclosure Schedule. The representations and warranties made by each Shareholder shall be deemed to be representations and warranties only as to such Shareholder, unless specifically noted to the contrary.

1. Authorization of Transaction. The Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions.

2. Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

      a. violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject, or

      b. conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any duty (fiduciary or otherwise), agreement, contract, lease, license, instrument, or arrangement to which the Shareholder is a party or by which he is bound or to which any of his assets is subject.

 3. Good Title. The Shareholders, in the aggregate, own 100% of the issued and outstanding stock of TST. Each of the Shareholders has good and marketable title to and holds of record and owns beneficially the number of TST Shares set forth next to his or its name in Exhibit A, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, or any other arrangement or duty (fiduciary or otherwise) restricting his right to sell, transfer and assign TST shares pursuant to this Agreement. None of the Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholders to sell, transfer, or otherwise dispose of any capital stock of TST (other than pursuant to this Agreement). None of the Shareholders is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of TST. No Shareholder needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency the failure of which to do or obtain could restrict or prevent the Shareholder's right or ability to transfer and assign his TST Shares to Brokat pursuant to this Agreement. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, or other contracts or commitments that could require TST to issue, sell, or otherwise cause to become outstanding any of its capital stock (other than pursuant to this Agreement) such that the TST Shares purchased under this Agreement might amount to less than 100% of the issued and outstanding capital stock of TST. The representations and warranties made in this
     (S)III.A.3. are made jointly and severally as to all Shareholders by the Individual Shareholders, and separately, for themselves only, by each of the Trust Shareholders.

4. Brokers' Fees. The Shareholder does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Brokat could become liable or obligated.

5. Capitalization. The entire authorized capital stock of TST consists of 100,000 voting TST Shares, of which 600 shares are issued and outstanding and no shares are held in treasury; and 900,000 non-voting shares, of which 101,218 shares are issued and outstanding and no shares are held in treasury. All of the issued and outstanding TST Shares have been duly authorized, are validly issued, fully paid, and non-assessable. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of TST.


B. Representations and Warranties of Brokat. Brokat represents and warrants to the Shareholders that the statements contained in this (S)III.B. are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout (S)III.B.) Subject only to the exceptions described in the attached Disclosure Schedule.

1. Authorization of Transaction. Brokat has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and has taken all required and appropriate corporate action, including approval of the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Brokat, enforceable in accordance with its terms and conditions. Brokat need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

 2. Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

     a. violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Brokat is subject, or

     b. conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any duty (fiduciary or otherwise), agreement, contract, lease, license, instrument, or arrangement to which Brokat is a party or by which it is bound or to which any of its assets is subject.

3. Brokat does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Shareholders could become liable or obligated.

                       IV. REPRESENTATIONS AND WARRANTIES
                      CONCERNING TST AND ITS SUBSIDIARIES

A. Shareholders and TST. The Shareholders, each for himself and not jointly and severally, and TST represent and warrant to Brokat that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV.A.) subject only to the exceptions described in the attached Disclosure Schedule:

1. Organization, Qualification, and Corporate Power. Each of TST and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of TST and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Exhibit B lists the directors and officers of each of TST and its Subsidiaries, and the states in which each of TST and its Subsidiaries is authorized to conduct business and in good standing.

2. Events Subsequent to the Most Recent Fiscal Year End. To the Knowledge of the Shareholders and TST, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of TST and its Subsidiaries taken as a whole, and, without limiting the generality of the foregoing, to the Knowledge of the Shareholders and TST, since that date:

     a. neither TST nor any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, except in the Ordinary Course of Business;

     b. neither TST nor any of its Subsidiaries has entered into any material agreement, contract, lease, or license except in the Ordinary Course of Business, provided, however, that TST's broker's contract with MASI, Ltd., payments already made thereunder, and payment by TST to MASI, Ltd., of the remaining balance due thereunder in an amount not to exceed $326,000.00 (Three Hundred Twenty-Six Thousand United States Dollars) prior to Closing shall not be deemed a breach of this representation and warranty;

     c. neither TST nor any of its Subsidiaries has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which either TST or any of its Subsidiaries is a party or by which either of them is bound;

     d. neither TST nor any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

     e. neither TST nor any of its Subsidiaries has made any material capital expenditures except in the Ordinary Course of Business;

     f. neither TST nor any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person except in the Ordinary Course of Business;

     g. TST and any of its Subsidiaries have not created, incurred, assumed, or guaranteed more than $200,000.00 in aggregate indebtedness for borrowed money and capitalized lease obligations;

     h. neither TST nor any of its Subsidiaries has granted any license or sub- license of any material rights under or with respect to any Intellectual Property, except in the Ordinary Course of Business;

     i. there has been no change made or authorized in the charter or bylaws of TST or any of its Subsidiaries;

     j. neither TST nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, or otherwise amended or altered the rights of its voting stock;

     k. neither TST nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

     l. neither TST nor any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

     m. neither TST nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees except in the Ordinary Course of Business;

     n. neither TST nor any of its Subsidiaries has entered into employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

     o. neither TST nor any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees except in the Ordinary Course of Business;

     p. neither TST nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

     q. neither TST nor any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees except in the Ordinary Course of Business;

     r. neither TST nor any of its Subsidiaries has reacquired shares of its voting common stock in anticipation of any transaction(s) contemplated in this Agreement;

     s. neither TST nor any of its Subsidiaries has acquired any of the capital stock of Brokat; and

     t. neither TST nor any of its Subsidiaries has committed to any of the foregoing.

 3. Undisclosed Liabilities. To the Knowledge of Shareholders and TST, neither TST nor any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet and (ii) liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

 4.  Intellectual Property.

     a. To the Knowledge of the Shareholders and TST neither TST nor any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any rights of Intellectual Property rights of third parties in any material respect(including any claim that any of TST and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of any of TST and its Subsidiaries in any material respect.

     b. To the Knowledge of Shareholders and TST, Exhibit C identifies each patent, copyright or registration which has been issued to either TST or any of its Subsidiaries with respect to any of its Intellectual Property; identifies each pending patent or copyright application or application for registration which either TST or any of its Subsidiaries has made with respect to any of its Intellectual Property; identifies each material license, agreement, or other permission which either TST or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions); and identifies each and every other item of Intellectual Property, whether or not patented (or pending), copyrighted (or applied for), registered (or applied for) necessary or useful to the business of TST or any of its Subsidiaries as presently conducted or as planned or projected in projections delivered to Brokat. TST has delivered to Brokat correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Exhibit C also identifies each material trade or service name or mark, and unregistered trade or service name or mark used by TST or any of its Subsidiaries in connection with any of their businesses. With respect to each item of Intellectual

     Property required to be identified in Exhibit C, to the Knowledge of the Shareholders and TST:

     i. TST and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

     ii. the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

     iii. no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

     iv. Except in the Ordinary Course of Business, neither TST nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

c. To the Knowledge of Shareholders and TST, Exhibit D identifies each material item of Intellectual Property that any third party owns and that TST or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. TST has delivered to Brokat correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Exhibit D, to the Knowledge of the Shareholders and TST:

     i. the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

     ii. TST and its Subsidiaries are not and no other party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

     iii. no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof; and

     iv. neither TST nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission, except to customers as necessary in the Ordinary Course of Business.

 5. Certain Business Relationships With TST and Its Subsidiaries. None of the Shareholders and their Affiliates has been involved in any material business arrangement or relationship with TST or any of its Subsidiaries (other than as officer, director or employee) within the past 12 months, and none of the Shareholders and their Affiliates owns any material asset, tangible or intangible, which is used in the business of TST or any of its Subsidiaries.

 6. Tax Matters. To the Knowledge of Shareholders and TST, the tax returns heretofore filed by TST and its Subsidiaries did not and do not materially understate TST's income or materially overstate expenses.

 7. Disclosure. The representations and warranties contained in this (S)IV.A. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)IV.A. not misleading. This representation and warranty is limited to the Knowledge of the Shareholders with respect to any representations and warranties above which are made to the Knowledge of the Shareholders.

B. TST. TST represents and warrants to Brokat that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article IV) subject only to the exceptions described in the attached Disclosure
Schedule:

 1. Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of TST or any of its Subsidiaries is subject or any provision of the charter or bylaws of any of TST or any of its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of TST or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations, or results of operations of TST and its Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Neither TST nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the business, financial condition, operations, or results of operations of TST or any of its Subsidiaries or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

 2. Title to Assets. TST and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

 3. Subsidiaries. Exhibit E sets forth for each of its Subsidiaries (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of Subsidiaries of TST have been duly authorized and are validly issued, fully paid, and non-assessable. TST holds of record and owns beneficially all of the outstanding shares of its Subsidiaries, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of TST and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of its Subsidiaries or that could require any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of its Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of its Subsidiaries. None of TST and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

 4. Financial Statements. Attached hereto as Exhibit F are the following financial statements (collectively the "Financial Statements"): (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended September 30, 1998 (the "Most Recent Fiscal Year End"), for TST and its Subsidiaries, and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the period ended March 31, 1999(the "Most Recent Fiscal Month End"),(the "Most Recent Financial Statements").

     The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition and the results of operations of TST and its Subsidiaries on a consolidated basis for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and may be required to reflect a change of accounting method from "cash basis" accounting to "accrual method" accounting, and lack footnotes and other presentation items.

5. Legal Compliance. Each of TST and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of TST and any of its Subsidiaries.

6.   Tax Matters.

     a. Each of TST and any of its Subsidiaries has filed all Income Tax Returns and other tax returns that it was required to file. To TST's Knowledge such Income Tax Returns and other tax returns were correct and complete in all material respects. All taxes owed by either of TST and any of its Subsidiaries (shown on any Income Tax Return or other tax return) have been paid. Neither TST nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Income Tax Return or other tax return.

     b. To TST's Knowledge there is no material dispute or claim concerning any tax liability of any of TST and any of its Subsidiaries claimed or raised by any authority in writing.

     c. TST has delivered to Brokat correct and complete copies of all federal, state and local (if any) income tax returns, examination reports, and statements of deficiencies assessed against, or agreed to by either TST or any of its Subsidiaries since October 1, 1995. Neither TST nor any of its Subsidiaries has waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency.

     d.   Neither TST nor any of its Subsidiaries has filed a consent under Code
          (S)341(f) concerning collapsible corporations. Neither TST nor any of its Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code (S)280G. Neither TST nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). Neither TST nor any of its Subsidiaries is a party to any tax allocation or sharing agreement. Neither TST nor any of its Subsidiaries

          i. has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was TST) or

          ii. has any liability for the taxes of any Person (other than TST and its Subsidiaries) under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     e. The unpaid income taxes of TST and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed by any material amount the reserve for income tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of TST and its Subsidiaries in filing their income tax returns.

7. Tangible Assets. To TST's Knowledge the machinery, equipment, and other tangible assets that TST and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

8. Contracts. Exhibit G lists the following contracts and other agreements to which any of TST and any of its Subsidiaries is a party:

     a. any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $200,000.00 per annum;

     b. any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $500,000.00;

     c.   any agreement concerning a partnership or joint venture;

     d. any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $200,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

     e.   any material agreement concerning confidentiality or noncompetition;

     f. any material agreement with any of the Shareholders and their Affiliates (other than TST and its Subsidiaries);

     g. any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

     h.   any collective bargaining agreement;

     i. any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000.00 or providing material severance benefits;

     j. any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees except in the Ordinary Course of Business;

     k. any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of TST and any of its Subsidiaries; or

     l. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000.00.

TST has delivered to Brokat a correct and complete copy of each written agreement(as amended to date)listed in Exhibit G and a written summary setting forth the material terms and conditions of each oral agreement referred to in Exhibit G. With respect to each such agreement:

     aa. the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects;

     bb. TST and its Subsidiaries are not, and to the Knowledge of TST no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and

     cc.  no party has repudiated any material provision of the agreement.

 9. Notes and Accounts Receivable. All notes and accounts receivable of TST and its Subsidiaries are reflected properly on their books and records, and to TST's Knowledge, are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of TST and its Subsidiaries.

 10. Powers of Attorney. To the Knowledge of TST and any of its Subsidiaries, there are no material outstanding powers of attorney executed on behalf of any of TST and any of its Subsidiaries.

 11. Insurance. Exhibit H sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers compensation coverage and bond and surety arrangements) with respect to which TST or any of its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

     a.   the name, address, and telephone number of the agent;

     b. the name of the insurer, the name of the policyholder, and the name of each covered insured;

     c.   the policy number and the period of coverage;

     d. the coverage (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

     e. a description of any retroactive premium adjustments or other material loss- sharing arrangements.

     With respect to each such insurance policy: to TST's Knowledge, the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; neither TST nor any of its Subsidiaries nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and no party to the policy has repudiated any material provision thereof. Exhibit H describes any material self-insurance arrangements affecting TST or any of its Subsidiaries.

12. Litigation. Exhibit I sets forth each instance in which either TST or any of its Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or is a party or, to the Knowledge of TST and any of its Subsidiaries, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

13. Product Warranty. TST and its Subsidiaries do not sell or lease software products to customers, but rather licenses software products to their customers. To the Knowledge of TST, substantially all of the products licensed and delivered by TST and its Subsidiaries have conformed in all material respects with all applicable contractual commitments and any express and implied warranties offered, or such products have been corrected to conform to such warranties, and neither TST nor any of its Subsidiaries has any material liability (, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than the obligation to revise any software programs to conform to warranties under licenses or applicable maintenance agreements. Exhibit J includes copies of the standard terms and conditions of license for TST and any of its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). Notwithstanding that most licenses of products by TST and its Subsidiaries are pursuant to individually negotiated variations on the standard terms and conditions, all of them exclude any liability of TST or its Subsidiaries for incidental and consequential damages.

14. Product Liability Neither TST nor any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of TST or any of its Subsidiaries.

15. Employees. To the Knowledge of TST and its Subsidiaries, no executive, key employee, or significant group of employees plans to terminate employment with any of TST or any of its Subsidiaries during the 12 months following the date hereof. Neither TST nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. To the Knowledge of TST neither TST nor any of its Subsidiaries has committed any material unfair labor practice. Neither TST nor any of its Subsidiaries has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of TST or any of its Subsidiaries.

16. Year 2000. To TST's Knowledge, each software product sold, licensed or otherwise assigned by TST and any of its Subsidiaries in its business (collectively, the "Software") will accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including, without limitation, leap year calculations, without a decrease in the functionality of the Software. To TST's Knowledge, after substantial and prudent testing, the Software is designed to correctly process dates that are in the range from January 1, 1980 through December 31, 2079, and will operate while processing such dates without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, the Software (a) will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century; (b) has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi- century formulas and date values, and date data interface values that reflect the century; (c) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates; and (d) provides that all date-related data interface functionalities include the indication of century.

17.  Employee Benefits.

     a. Exhibit K lists each Employee Benefit Plan that either TST or any of its Subsidiaries maintains or to which either TST or any of its Subsidiaries contributes or has any obligation to contribute.

          i. To TST's Knowledge, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

          ii. All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-l's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          iii. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of TST and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          iv. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
          (S)401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," and to TST's Knowledge there are no facts or circumstances that could result in the revocation of such determination letter.

          v. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

          vi. TST has delivered to Brokat correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

     b. With respect to each Employee Benefit Plan that any of TST, any of its Subsidiaries, and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          i. No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of TST, threatened.

          ii. There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of TST, threatened.

          iii. To TST's Knowledge, neither TST nor any of its Subsidiaries has incurred any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA (S)4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

     c. Neither TST, nor any of its Subsidiaries, nor the other members of any Controlled Group that includes TST and any of its Subsidiaries contributes to, ever has contributed to, or, to TST's Knowledge, ever has been required to contribute to any Multiemployer Plan or has any material liability whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability (as defined in ERISA (S)4201), under any Multiemployer Plan.

     d. Neither TST nor any of its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or, to TST's Knowledge, ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

 18. Guaranties. Neither TST nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

 19. Environment, Health, and Safety Matters.

     a. To TST's Knowledge, each of TST, its Subsidiaries, and their respective predecessors and Affiliates has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

     b. To TST's Knowledge, without limiting the generality of the foregoing, each of TST, any of its Subsidiaries, and their respective Affiliates, has obtained, has complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

     c. To TST's Knowledge, none of TST, any of its Subsidiaries, or their respective Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

     d. Except as set forth on the attached "Environmental and Safety Matters Schedule", to TST's Knowledge, none of the following exists at any property or facility operated by TST or any of its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

     e. To TST' Knowledge, none of TST, any of its Subsidiaries, or any of their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

     f. Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction- triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

 20. Disclosure. To TST's Knowledge the representations and warranties contained in this (S)IV.B. do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this (S)IV.B. not misleading.

                            V. Pre-Closing Covenants

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

A. General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

B. Notices and Consents. TST shall give any notices to third parties, and shall obtain any third party consents that Brokat reasonably may request in connection with any exceptions (noted in the Disclosure Schedule attached hereto) to the representations and warranties described in Article IV., above. Each of the Parties will (and the Shareholders will cause TST and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in (S)III.A.2.,
(S)III.B.2., and (S)IV.C. above. Without limiting the generality of the foregoing, each of the Parties will file (and the Shareholders will cause each of TST and its Subsidiaries to file) any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

C. Operation of Business. TST and any of its Subsidiaries shall not engage in any practice, take any action, or enter into any transaction except in the Ordinary Course of Business. Without limiting the generality of the foregoing, TST and any of its Subsidiaries shall not, except in the Ordinary Course of Business

1. declare, set aside, or pay any dividend or make any distribution with respect to its capital stock, or

2.   redeem, purchase, or otherwise acquire any of its capital stock, or

3. otherwise engage in any practice, take any action, or enter into any transaction of the sort described in (S)IV.G., above.

D. Preservation of Business. TST and its Subsidiaries shall use reasonable best efforts to keep their business and properties substantially intact, including present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

E. Full Access. Each of the Shareholders shall permit, and TST and its Subsidiaries shall permit, representatives of Brokat to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of TST and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to TST and its Subsidiaries. Brokat will treat and hold as such any Confidential Information it receives from any of the Shareholders, TST, and its Subsidiaries in the course of the reviews contemplated by this (S)V.E., will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Shareholders, TST, and its Subsidiaries all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

F. Notice of Developments. TST will give prompt written notice to Brokat of any material adverse development causing a breach of any of the representations and warranties in Article IV., above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Article III above. No disclosure by any Party pursuant to this (S)V.F., however, shall be deemed to amend or supplement the Exhibits to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

G. Exclusivity. None of the Shareholders will (and the Shareholders will not cause or permit TST or any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of TST and any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Shareholders will vote their TST Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Shareholders shall promptly notify Brokat of any inquiry or proposal received by the Shareholders or TST with respect to any such acquisition and shall furnish Brokat with a copy of any written information relating thereto. In the event that Shareholders or TST breach the provisions of this (P)V.G. and subsequently close(s) a transaction for the sale of a majority of the capital stock of TST, or all or substantially all of the material assets of TST (whether through direct purchase, merger, consolidation or otherwise) with a person or entity (or an affiliate of such person or entity) that was involved in said breach of this (S)V.G. then, upon the closing of such transaction, the Shareholders shall on a pro rata basis pay to Brokat a fee equal to 3.5% of the value of the shares or assets (as the case may be) to be exchanged in this transaction. The foregoing shall be the exclusive remedy, and in lieu of all other remedies at law or in equity, of Brokat for breach of the provisions of this (S)V.G.

H. Confidentiality. Each Party agrees that all Confidential Information pertaining to the other Party or parties and furnished, or to be furnished, by or on behalf of such other Party or parties (i) will be kept in strict confidence by each Party and its Representatives, (ii) if the transactions contemplated in this Agreement are not consummated, such Confidential Information shall not be used in competition with either Party or for any purpose other than evaluating the transaction, and (iii) such information shall not be disclosed to any person other than each Party's Representatives who need to know such information for the purpose of evaluating the transaction or for other relationships between the parties and their subsidiaries. If such information is disclosed to any Representative of either Party, that person or entity shall be informed at the time of such disclosure of the confidential nature of the information and of his or its obligations with respect thereto. If for any reason the transaction is not consummated, each Party will return to the other Party all documents and materials containing or reflecting Confidential Information and will not retain any copies, summaries, extracts, or other reproductions thereof, except information relating the ongoing business relationship of the Parties.

I. Confidentiality Agreements. Brokat shall provide to TST and its Subsidiaries samples of the confidentiality agreements for officers and employees presently used by Brokat in its own organization. TST and its Subsidiaries shall confer with Brokat regarding the best approach to be made to officers and employees of TST and its Subsidiaries for the purpose of securing their execution of confidentiality agreements. Brokat, TST and TST's Subsidiaries recognize that this endeavor shall be made in such a way as to minimize disruption to the business of TST and its Subsidiaries.

J. MASI Fee. TST shall pay the broker fee owed to MASI in the amount of $326,000.

                          VI. Post-Closing Covenants.

With respect to the period following the Closing:

A.   General.

1. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII, below).

2. The Shareholders acknowledge and agree that from and after the Closing Brokat will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to TST and its Subsidiaries.

3. None of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of TST and any of its Subsidiaries from maintaining the same business relationships with TST and any of its Subsidiaries after the Closing as it maintained with TST and any of its Subsidiaries prior to the Closing.

4. Each of the Shareholders will treat and hold as such all of the information deemed confidential under this Agreement ("Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement or future employment with TST, Brokat or an affiliate of either of them, and deliver promptly to Brokat or destroy, at the request and option of Brokat, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of the Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Shareholder will notify Brokat promptly of the request or requirement so that Brokat may seek an appropriate protective order or waive compliance with the provisions of this subsection. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Shareholders is, on the advice of counsel, compelled to disclose any Confidential

     Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his or its reasonable best efforts to obtain, at the reasonable request of Brokat, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Brokat shall designate.

B. Covenant Not to Compete. For a period of two years from and after the Closing Date, Gainer, Drake or Sating (hereinafter in this (S)VI.B. referred to as "Sellers:) will not, (except with the express written consent of TST or Brokat) directly or indirectly, whether for the Seller's own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, in any way do or attempt to do any of the following:

1. solicit, contact, call upon, communicate with, or attempt to communicate with, in any way directly or indirectly, for the purpose of attempting to provide services or goods competitive with those of TST or Brokat, any client or prospective client of TST or Brokat, with whom the Seller has had personal contact within a period of two years prior to the Closing. A client, for the purposes of this (S)VI.B., means any person, corporation, or other enterprise with whom TST or Brokat has entered into an agreement for services or goods within the two-year period prior to the Closing. A prospective client, for purposes of this (S)VI.B., means any one to whom a proposal for services or goods was made within the two year period prior to the Closing. The Seller understands and agrees that the market for TST's and Brokat's products and services is worldwide, that TST and Brokat conducts their business in competition with enterprises located throughout the world and that the geographical scope of this provision is fair and reasonable;

2. contact, hire or attempt to persuade any agents, employees, or officers of TST or Brokat to terminate their relationship with TST or Brokat or do any act that may result in the impairment of the relationship between TST or Brokat or any of their respective agents, employees or officers; or

3.   dissuade any client from seeking services or goods from TST.

If the final judgment of a court of competent jurisdiction declares that any term or provision of this (S)VI.B. is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

C. Personal Guaranties. Within 10 business days after the Closing, TST and Brokat shall have taken the necessary steps to relieve the Individual Shareholders of personal guaranties on a TST line of credit and other liabilities of TST with a present aggregate outstanding balance of approximately $60,000.00 (Sixty Thousand United States Dollars) which they have made on behalf of TST as principal debtor. The Individual Shareholders shall deliver to Brokat, at or before the Closing, documentation evidencing such guaranties and the amount thereof. From and after the Closing, Brokat agrees to indemnify and hold the Individual Shareholders from and against any and all liability under the mentioned guaranties.

                     VII. Conditions to Obligation to Close

A. Conditions to Obligation of Brokat. The obligation of Brokat to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

1. the representations and warranties set forth in (S)III.A. and Article IV., above shall be true and correct in all material respects at and as of the Closing Date;

2. the Shareholders and TST shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

3. TST and its Subsidiaries shall have procured all of the material third party consents specified in (S)V.B. above;

4. no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Brokat to own TST Shares and to control TST and its Subsidiaries, or (D) affect materially and adversely the right of any of TST and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

5. the Shareholders shall have delivered to Brokat a certificate to the effect that each of the conditions specified above in (S)VII.A.1.-4. is satisfied in all respects;

6. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, TST, and its Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in (S)III.A.2., (S)III.B.1., and (S)IV.B.1., above;

7. all actions to be taken by the Shareholders, TST and any of its Subsidiaries in connection with consummation of the transactions contemplated herein and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Brokat;

8.   all U.S. federal and state securities law requirements have been satisfied;
     and

9. receipt by Brokat of written resignations of all directors and officers of TST and its Subsidiaries who are Shareholders.

Brokat may waive any condition specified in this (S)VII.A. if it executes a writing so stating at or prior to the Closing.

B. Conditions to Obligation of the Shareholders and TST. The obligation of the Shareholders and TST to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

1. the representations and warranties set forth in (S)III.B. above shall be true and correct in all material respects at and as of the Closing Date;

2. Brokat shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

3. no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

4. Brokat shall have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in (S)VII.B. 1.- 3. is satisfied in all respects;

5. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and Brokat, TST, and Subsidiaries shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in (S)III.B.1., above;

6. employment agreements shall have been executed between Brokat and certain key executives of TST, namely, Edward J. Gainer III, Bill D. Drake, Dennis
     M. Sating, and Neil Underwood, to be employed with TST, Brokat or an affiliate of them.

7. all actions to be taken by Brokat in connection with consummation of the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Shareholders.

The Shareholders may waive any condition specified in this (S)VII.B. if they execute a writing so stating at or prior to the Closing.

      VIII. Remedies for Breaches of This Agreement.

A. Survival of Representations and Warranties.

1. The representations and warranties of the Shareholders, TST, and Brokat contained in (S)III. (other than (S)III.A.3. above) shall not survive the Closing hereunder; excepting, however, that the representations and warranties contained in (S)III.A.3., above, shall survive the Closing hereunder (even if Brokat knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter.

2. The representations and warranties contained in (S)IV.A. shall survive the Closing hereunder (even if Brokat knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) as follows:

     a. (S)IV.A.2. shall survive for 6 months after the Closing; and

     b. the remaining representations and warranties in (S)IV.A. shall survive for 12 months after the Closing.

B.   Indemnification Provisions for Benefit of Brokat.

1. In the event any of the Shareholders breaches any of their representations, warranties, and covenants contained in (S)III.A.3., above, and, provided that Brokat makes a written claim for indemnification against any of the Shareholders within the applicable survival period, then (a) each of the Individual Shareholders agrees, jointly and severally, and (b) each of the Trust Shareholders agrees, separately for itself, to indemnify Brokat from and against the entirety of any Adverse Consequences Brokat may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Brokat may suffer after the end the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach, but not more than the total consideration paid to the Shareholders pursuant to this Agreement. Brokat's remedies shall include, without limitation thereto, rescission and restitution. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money in determining Adverse Consequences for purposes of this Article VIII. Brokat shall have a right of offset for any amount due it hereunder by reason of indemnification against any sums, if any, owed and not yet due by Brokat to the Shareholders pursuant to Sections (S)(S)II.B.2. & 3. The amount of offset with respect to each Trustee Shareholder shall be limited to the amount, if any, still payable by Brokat to such Trustee Shareholder.

2. In the event any of the Shareholders breaches any of their representations, warranties, and covenants contained in (S)IV.A. above, and, provided that Brokat makes a written claim for indemnification against any of the Shareholders within the applicable survival period, then each of the Shareholders agrees, separately for himself only, to indemnify Brokat from and against any Adverse Consequences Brokat may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Brokat may suffer after the end the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. The indemnification in this (S)VIII.B.2. shall cover Adverse Consequences only after they shall have aggregated $750,000.00, and shall be limited to a total indemnification of $1,450,000.00. Brokat shall have a right of offset for any amount due it hereunder by reason of indemnification against any sums, if any, owed and not yet due by Brokat to the Shareholders pursuant to Sections (S)(S)II.B.2. & 3. The amount of offset with respect to each Trustee Shareholder shall be limited to the amount, if any, still payable by Brokat to such Trustee Shareholder. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time cost of money in determining Adverse Consequences for purposes of this Article VIII.

C.   Matters Involving Third Parties.

1. If any third party shall notify Brokat with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article VIII, then Brokat shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of Brokat in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby materially prejudiced.

2. Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his choice reasonably satisfactory to Brokat at any time within 15 days after Brokat has been given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve his rights in this regard; and provided further that Brokat may retain separate co-counsel at its sole cost and expense and observe, consul and cooperate in the defense of the Third Party Claim.

3. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with (S)VIII.B.2., above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Brokat (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Brokat and (B) Brokat will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

4. In the event the Indemnifying Parties do not assume and conduct the defense of the Third Party Claim in accordance with (S)VIII.B.2., (A) Brokat may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner Brokat reasonably may deem appropriate (and Brokat need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences Brokat may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

                                IX. Tax Matters.

A. Cooperation. Brokat, TST, Subsidiaries and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. TST and its Subsidiaries and Shareholders agree (A) to retain all of its or his respective books and records with respect to tax matters pertinent to TST and any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Brokat or Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, TST and its Subsidiaries or Shareholders, as the case may be, shall allow the other Party to take possession of such books and records.

B. Mitigation of Tax Liability. Brokat and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

C. Code (S)6043. Brokat and Shareholders further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to (S)6043 of the Code and all Treasury Department Regulations promulgated thereunder.

                                X. Termination.

A. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

1. Brokat and the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

2. Brokat may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (A) in the event any of the Shareholders or TST has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Requisite Shareholders of the breach, and the breach has continued without cure for a period of 15 after the notice of breach or (B) if the Closing shall not have occurred on or before May 10, 1999, by reason of the failure of any condition precedent under (S)VII.A. hereof (unless the failure results primarily from Brokat itself breaching any representation, warranty, or covenant contained in this Agreement); and

3. The representative designated by the Shareholders may terminate this Agreement by giving written notice to Brokat at any time prior to the Closing (A) in the event Brokat has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified Brokat of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, l999, by reason of the failure of any condition precedent under (S)VII.B. hereof (unless the failure results primarily from any of the Shareholders themselves or TST breaching any representation, warranty, or covenant contained in this Agreement).

B. Effect of Termination. If any Party terminates this Agreement pursuant to
(S)X.A., above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in (S)V.H. above, shall survive termination.

Additionally, if the parties fail to achieve Closing under this Agreement, except in the event failure to achieve the Closing shall have been caused by any of the Shareholders or of TST, Brokat and TST shall execute and deliver:

1. That certain Minority Equity Investment Agreement attached to the Letter of Intent as Exhibit A thereto;

2. That certain inventory Finance Loan Agreement attached to the Letter of Intent as Exhibit B thereto; and

3. That certain Promissory Note attached to the Letter of Intent as Exhibit C thereto.

                               XI. Miscellaneous.

A. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter without the prior written approval of Brokat and Gainer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Parties prior to making the disclosure).

B. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

C. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

D. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Brokat and the Shareholders; provided, however, that Brokat may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Brokat nonetheless shall remain responsible for the performance of all of its obligations hereunder).

E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

F. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

G. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     If to the Shareholders:  Edward Gainer
                              5268 Wyntercreek Way
                              Dunwoody, GA 30338

               Copy to:       Kathleen A. Finefrock, Esq.
                              Schwartz & Freeman
                              401 N. Michigan Avenue, Suite 1900
                              Chicago, IL 60611

     If to TST:               Transaction Software Technologies, Inc.
                              600 Pinnacle Court, Suite 655
                              Norcross, GA 30071

     If to Brokat:  Brokat Infosystems, Inc.
                    3480 Preston Ridge Road, Suite 200
                    Alpharetta, GA 30005-8891
                    Attn: ________________

               Copy to:  Harry N. Arger
                         Jeffrey M. Dalebroux
                         Rooks, Pitts and Poust
                         10 S. Wacker Drive, Suite 2300
                         Chicago, IL 60606

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

H. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. The Parties consent to the non-exclusive jurisdiction of any federal or state court sitting in Atlanta, Georgia. Each Party hereby waives to the extent permitted by law personal service of any and all process and consents that all such service of process shall be made by certified or registered mail directed to the party at the address designated in this Agreement for notices, and service so made shall be deemed to be completed upon actual receipt thereof. Each party hereby waives any objection which such Party may have based on improper venue or forum non conveniens to the conduct of any proceeding instituted hereunder and waives any right it may have to transfer or change the venue of any litigation brought in accordance with this (S)XI.H.

I. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Brokat and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

J. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

K. Expenses. Each of the Parties, TST, and its Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Brokat agrees that TST will bear the Shareholders' reasonable costs, fees and expenses, including any of their legal, accounting, and business and financial consultant fees and expenses, in connection with the transactions contemplated by this Agreement.

L. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

M. Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.


                                     *****

                             SIGNATURE PAGES FOLLOW

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BROKAT INFOSYSTEMS AG

By:    __________________________
Name:  __________________________
Title: __________________________


By:    __________________________
Name:  __________________________
Title: __________________________


TRANSACTION SOFTWARE TECHNOLOGIES, INC.

By:    __________________________
Name:  __________________________
Title: __________________________


SHAREHOLDERS

_______________________________
Dr. Edward J. Gainer III, individually


_______________________________
Bill D. Drake, individually


_______________________________
Dennis M. Sating, individually


_______________________________
Neil Underwood, individually


_______________________________
ELIZABETH ANDERSON DWORSCHAK,
AS SPECIAL INDEPENDENT TRUSTEE OF THE BILL D. AND ROSEMARY DRAKE CHARITABLE REMAINDER TRUST, DATED APRIL 13, 1999

_____________________________________________________________
MARGARET ELIZABETH GAINER AND EDWARD J. GAINER IV, AS CO-TRUSTEES
OF THE EDWARD JOSEPH GAINER III IRREVOCABLE FAMILY TRUST
DATED APRIL 18, 1999


____________________________________________________________
EDWARD JOSEPH GAINER AND JAMES A GAINER, AS CO-TRUSTEES OF THE MARGARET ELIZABETH GAINER IRREVOCABLE FAMILY TRUST, DATED APRIL 18, 1999